Exhibit 99.2

STEELCLOUD

Moderator: Brian Hajost

March 17, 2009

10:00 AM ET

Brian Hajost:  Good morning and welcome to the SteelCloud Q1 2009 investor call.  With me today is Kevin Murphy, the Company’s Executive Vice President and Chief Financial Officer.  After reading the safe harbor information, Kevin with review the financial results for the 1st quarter.  This will be a relative short call.  We will be discussing a number of material actions that the Company is currently undertaking, and we therefore will not be taking questions at this time.  As we have more definitive news regarding these actions we will communicate as appropriate.

Kevin

Kevin Murphy:  Thanks Brian, before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties.  It is possible that the assumptions made by management are not necessarily the most likely and may not materialize.  In addition, other important factors that could cause actual results to differ materially include the following, our ability to obtain financing in the short term, general business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2009.  SteelCloud undertakes no obligation to update or correct these forward-looking statements.

Last evening, we released our fiscal 2009 first quarter results.  Revenues for the quarter were approximately $900,000 compared to $5.8 million in fiscal 2008.  The net loss was approximately $1.0 million or $.07 cents per share, compared to a loss of $680,000 or $.05 cents per share in fiscal 2008.

The revenue decrease is attributable to the overall economic downturn as there were reductions in quantities ordered from both our commercial and government clients.  In addition, several of our commercial clients have been recently sold or have merged into other organizations which contributed to the decline in revenues.  With our integrator clients, there have been continued delays of anticipated program awards that were originally planned for late fiscal 2008 and early fiscal 2009.  These programs are moving forward; however, the expected award dates are now scheduled for the second half of fiscal 2009.

Gross margins declined from 12.3% in first quarter fiscal 2008 to 3.5% in first quarter fiscal 2009.  The significant reduction in margins was primarily the result of fixed overhead costs allocated to a lower revenue base.  In other words, our facility was significantly underutilized during Q1.

The Company has worked to increase sales and manage its operating costs.  Our operating expenses decreased 28% in fiscal 2009 compared to fiscal 2008.  In our second quarter, which is currently underway, we have continued to reduce our operating costs in order to conserve our cash resources.  We are in the process of restructuring certain of our liabilities. We have recently restructured one of our facility leases whereby we have significantly lowered our monthly rent cash outlay for the next 12 months.  We will continue to perform such measures with as many of our expenses as possible.

We ended our first quarter with approximately $1.2 million in cash and approximately $780,000 in working capital.  With payments of liabilities and operating expenses during our Q2 currently in progress, our current cash balance and working capital amounts are approximately $650,000 and $550,000, respectively.  We increased our cash during the first quarter through the monetization of certain long term leased assets of approximately $460,000.  We will recognize the associated revenue for this transaction during our second quarter which ends on April 30, 2009.

We have approximately 90 days of working capital remaining and it is crucial that we either raise additional capital or seek a strategic merger or acquisition within this period.  We are currently seeking a variety of options which may include equity offerings, assets sales or debt financing as alternatives to obtain this capital.  The infusion of cash we seek will provide us the working capital for operations as well as the ability to take advantage of opportunities in the market place, further develop and enhance our products and services and respond to competitive pressures.  In addition, we are exploring strategic transactions that will leverage our intellectual property and customer base.

We cannot guarantee our success in any one of these particular objectives.  We simply must raise additional capital, explore every option available to us, work hard to continue our operations and meet our fiscal 2009 plan.

With that, I’ll turn the floor to Brian.

Thank you Kevin

During our Fiscal 2008 conference call six weeks ago I discussed a number of factors affecting SteelCloud and laid out the priorities for our business.  As Kevin mentioned, the overall economy is having a significant effect on SteelCloud and our customers, both in sales and revenue, and also from a corporate finance perspective.  I discussed the Company’s need to raise capital and the efforts we were making to evaluate strategic transactions.  We are expending significant energies on each of these fronts.

As our investors, you are aware of the lack of news during the first quarter.  While the second quarter remains challenging and we require immediate capital, we have had some successes since the beginning of the quarter.  Let me provide some details.

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During the last investor call I spoke of a large services contract that was imminent.  Yesterday we received the multi-million dollar services contract from Blue Cross Blue Shield Association.  A press release was issued this morning detailing this important development.  This contract facilitates the Association’s centralization of purchasing for their IT services.  The contract is a 5-year $85 million IDIQ-type contract where we are one of a select group of providers that submitted proposals and were awarded the right to bid on the Association’s IT services needs.  While there is no guarantee that any of our bids will be accepted or of the level of revenue to us, we have a long history with the Association and we believe that this contract can have a significant positive impact on our services business within as early as 2 to 4 months from now.

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In our Integration business, SteelCloud has had two significant design successes in the past 30 days.  We have shipped prototype and lab servers to both customers.  Production orders are expected in the next 30 to 60 days.  We also announced the shipment of advanced secure TPM servers to a major integrator for a pilot DoD program.

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We have had significant activity in our SteelWorks Mobile business since our last call.  We participated in three RIM-sponsored federal mobility seminars in DC, Norfolk, and San Antonio.  In these seminars, we presented the advantages of our solution to 250 federal civilian and DoD technology buyers and supporters of the RIM technology.  Our STIG-compliant SteelWorks FedMobile product recently went live in our first Air Force implementation at a base here in the U.S.  We have ongoing sales cycles with both the U.S. Army and Air Force in multiple locations in the U.S. and in the far East.  As I mentioned in our last call, the real opportunity with SteelWorks Mobile revolves around RIM’s release of the 5.0 version of their BlackBerry Enterprise Server, currently slated for May of this year.  There are well over 100,000 BESs in the world, all of which will, at some point, move to RIM’s new release.  We intend to offer significant new functionality in SteelWorks with the release of BES 5.0.  This functionality includes automated fail-over for high availability, and a new hardened secure version of the product for commercial and federal civilian agencies.  Additionally, we are currently in talks with RIM on multiple areas of new cooperation.

Let there be no mistake, we are dealing with tough times in both business and in finance.  Kevin illustrated the steps that we are taking to curb expenses and streamline our business.  We are reviewing every scenario for raising capital and/or creating strategic partnerships in order to enhance shareowner value.

That ends our prepared remarks.  I want to thank our investors for their continued support of the Company.  I can assure each one of you that I am working diligently to improve our performance, secure our financial future, and enhance the value of SteelCloud.

Thank you.